Exhibit 10.1

AGREEMENT AND GENERAL RELEASE (“Agreement”)

BANCORP OF NEW JERSEY (“Bancorp” or “the Company”) and DIANE SPINNER, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.                                      Last Day of Employment. Employee’s last day of employment with Bancorp will be the date of this agreement (“Separation Date”).

2.                                      Consideration. In consideration for signing this Agreement, and complying with its terms, Bancorp agrees:

a.                                      to pay to Employee $184,000.00, representing twelve (12) months of her current salary (i.e., 80% of Employee’s base salary), less lawful deductions, in bi-weekly payments consistent with the Company’s existing payroll schedule. The first payment will be made in the first full pay period which occurs after Bancorp’s receipt of an original of this Agreement signed by Employee and Bancorp’s receipt of a letter from Employee in the form attached hereto as Exhibit “A;” and

b.                                      if Employee properly and timely elects to continue medical and dental coverage under the Horizon Blue Cross & Blue Shield plan(s) in accordance with the continuation requirements of COBRA, Bancorp shall pay a portion of the cost of the premium for such coverage during the period beginning on the Separation Date and ending on the earlier of September 13, 2016 or the date on which the COBRA coverage expires. The portion of the COBRA premiums paid by Bancorp will be the same as the portion premiums paid by Bancorp on behalf of active employees for the same level of coverage. Employee will be required to pay the remaining cost for such coverage. After the end of such period, the employee, if then eligible, will be required to pay the full cost of COBRA coverage in order to continue COBRA coverage for the remainder of the COBRA coverage period.

3.                                      No Consideration Absent Execution of this Agreement. Employee understands and agrees she would not receive the monies and/or benefits specified in paragraph “2” above except for her execution of this Agreement and the fulfillment of the promises contained herein.

4.                                      General Release, Claims Not Released and Related Provisions

a.                                      General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Bancorp, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•                  Title VII of the Civil Rights Act of 1964;

•                  Sections 1981 through 1988 of Title 42 of the United States Code;

•                  The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

•                  The Immigration Reform and Control Act;

•                  The Americans with Disabilities Act of 1990;

•                  The Age Discrimination in Employment Act of 1967 (“ADEA”);

•                  The Worker Adjustment and Retraining Notification Act;

•                  The Fair Credit Reporting Act;

•                  The Family and Medical Leave Act;

•                  The Equal Pay Act;

•                  The Genetic Information Nondiscrimination Act of 2008;

•                  The New Jersey Law Against Discrimination;

•                  The New Jersey Civil Rights Act;

•                  The New Jersey Family Leave Act;

•                  The New Jersey State Wage and Hour Law;

•                  The Millville Dallas Airmotive Plant Job Loss Notification Act;

•                  The New Jersey Conscientious Employee Protection Act;

•                  The New Jersey Equal Pay Law;

•                  The New Jersey Occupational Safety and Health Law;

•                  The New Jersey Smokers’ Rights Law;

•                  The New Jersey Genetic Privacy Act;

•                  The New Jersey Fair Credit Reporting Act;

•                  The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

•                  The New Jersey Public Employees’ Occupational Safety and Health Act;

•                  New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

•                  any other federal, state or local law, rule, regulation, or ordinance;

•                  any public policy, contract, tort, or common law; or

•                  any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.                                      Claims Not Released. Employee is not waiving any rights she may have to: (a) her own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans, restricted stock award, and stock options agreement as of her Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

c.                                       Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, she shall not be entitled to recover any individual monetary relief or other individual remedies.

d.                                      Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

5.                                      Acknowledgments and Affirmations.

Employee affirms she has not filed, caused to be filed, or presently is a party to any claim against Bancorp or Releasees.

Employee affirms she has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date she signs this Agreement. Employee affirms all of Bancorp’s decisions regarding her pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee affirms she has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms she has no known workplace injuries or occupational diseases.

Employee affirms she has not divulge any proprietary or confidential information of Bancorp and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with Bancorp and/or common law.

Employee affirms she has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

Employee shall not apply in the future for employment with Bancorp or the Releasees because of, among other things, irreconcilable differences with the Company/Releasees.

6.                                      Confidentiality and Return of Property. To the extent permitted by law, Employee agrees not to disclose, either directly or indirectly, any information whatsoever relating to the existence or substance of the Agreement, the business of Company, or any current or former employees of Company to any person or entity including, but not limited to, members of the media, present or former employees of the Company and/or attorneys or private investigators representing other employees or entities. Employee, however, may disclose the terms of the Agreement to: (i) her accountant, counsel or spouse with whom she chooses to consult or seek advice regarding Employee’s consideration of the decision to execute the Agreement provided, however, that those to whom Employee makes such disclosure agree to keep such information confidential and not disclose it to others; or (ii) if required to do so by any regulatory body or agency. Nothing herein shall be read to preclude Employee from discussing her dates of employment with the Company, job duties, job titles and salary history with prospective employers.

In the event Employee or her counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, via facsimile and mail, to Michael Lesler, President, Bancorp of New Jersey, 1365 Palisade Avenue, Fort Lee, NJ 07024, 201-944-8600, mlesler@bonj.net, no later than three (3) business days prior to said production or disclosure.

This Agreement shall not be filed with any court and shall remain forever confidential except in an action to enforce or for breach of this Agreement. If Employee or Bancorp asserts an action to enforce this Agreement or for breach of this Agreement, Employee and Bancorp shall maintain such confidentiality by whatever means necessary including, but not limited to, submitting the Agreement to a court under confidential seal.

Employee affirms she has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms she is in possession of all of her property that she had at Bancorp’s premises and that Bancorp is not in possession of any of Employee’s property.

7.                                      Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of New Jersey without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.                                      Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.                                      Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Bancorp and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which she has knowledge as a result of her employment with Bancorp and/or any Released Party or Released Parties.

11.                               Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

12.                               Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges she has not relied on any representations, promises, or agreements of any kind made in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT SHE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MICHAEL LESLER AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED, OR MAILED AND POSTMARKED, TO MICHAEL LESLER, PRESIDENT, BANCORP OF NEW JERSEY, 1365 PALISADE AVENUE, FORT LEE, NJ 07024, 201-944-8600, WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYEE		BANCORP OF NEW JERSEY

By:	/s/ Diane Spinner	By:	/s/ Michael Lesler
	DIANE SPINNER		MICHAEL LESLER, CEO

Date: 11/20/2015		Date: 12/16/2015

EXHIBIT A

December     , 2015

Michael Lesler

Bancorp of New Jersey

1365 Palisade Avenue

Fort Lee, NJ 07024

Re:                             Agreement and General Release

Dear Mike:

On [date] I signed an Agreement and General Release between the Bancorp of New Jersey and me. I was advised in writing by the Bancorp of New Jersey to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above mentioned Agreement and General Release. I have not revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release up through the date of this letter.

Very truly yours,

Diane Spinner